Exhibit 99

PRESS RELEASE

For Release:	August 4, 2016
Nasdaq:	MFNC
Contact:	Paul D. Tobias, (248) 290-5901 / ptobias@bankmbank.com
Jesse A. Deering, (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

ANNOUNCES SIX MONTH AND SECOND QUARTER 2016 RESULTS

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC)(the “Corporation”), the bank holding company for mBank, today announced a net loss, after certain acquisition transaction expenses described below, for the second quarter 2016 of $.125 million or ($.02) per share compared to net income of $1.614 million, or $.26 per share, for the second quarter of 2015 and $1.132 million, or $.18 per share, in the 2016 first quarter.  Net income for the first six months of 2016 totaled $1.007 million, or $.16 per share, after acquisition transaction expenses, compared to $2.985 million, or $.48 per share, for the same period in 2015.  Total assets of the Corporation at June 30, 2016 totaled $892.238 million, compared to $735.338 million at June 30, 2015.  Weighted average shares for 2016 totaled 6,231,246, compared to 6,245,553 shares in the same period of 2015.

On April 29, 2016, the company completed the acquisition of First National Bank of Eagle River (“Eagle River”).  In connection with this acquisition, the Corporation had GAAP pre-tax transaction related expenses totaling $2.516 million. These one-time costs, largely associated with the early termination of the Eagle River data processing system, reduced the reported net income for the quarter by $1.712 million, or $.27 per share, on an after tax basis.  While the data processing termination fee was incurred by Eagle River and factored into the purchase price paid for the assets, GAAP business combination guidance requires the Corporation to expense the entire $1.585 million in the second quarter of 2016. The Corporation did realize the entire tax benefit from the expense in the second quarter.  The accounting treatment of the termination fee does not adversely affect the overall economics of the purchase. All expenses were a component of management’s price and impact analysis of the transaction.  The adjusted net income for the second quarter of 2016 (exclusive of the transaction related expenses) would equate to $1.588 million, or $.25 per share.  Adjusted net income for the first six months of 2016 for the Corporation is $2.770 million, or $.45 per share.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation, commenting on performance, stated “We are very pleased with our recent acquisition of Eagle River and the continued organic growth of our company through the first six months of the year. We anticipated the nonrecurring expenses that were booked along with various purchase accounting items in the second quarter in our pre-transaction due diligence.  While GAAP treatment of these expenses reduced our second quarter and six month reported results, the economics of the transaction have not been negatively impacted and we expect to achieve the accretion targets we discussed in our transaction announcement in the second half of the year.”

Key highlights for the first six months of 2016 results include:

•                  mBank, the Corporation’s subsidiary bank, recorded six-month adjusted net income of $3.270 million compared to $3.230 million in 2015.  Inclusive of $2.216 million of transaction related expenses noted above ($1.462 million after tax), net income was $1.807 million for the first six months of 2016.

•                  The April 29, 2016 acquisition of First National Bank of Eagle River, a $127 million asset bank headquartered in the Northern Wisconsin with two banking locations in Vilas County and one in Oneida County. With this transaction, total assets of the Corporation were $892 million at period end.

•                  The May 24, 2016 announcement of the execution of a definitive agreement to acquire Niagara Bancorporation (“Niagara”), the holding company for First National Bank of Niagara (Wisconsin).  At the time of the announcement, Niagara had total assets of approximately $70 million, loans of $35 million and deposits of $60 million.  Niagara operates four full-service banking centers. The transaction is expected to close late in the third quarter of 2016.

•                  Total interest income of $17.4 million through June 2016 compared to $16.7 million for the same period in 2015.

•                  Margin remains solid, at 4.25% with disciplined pricing of loan and deposit products. Net interest income increased from $14.520 million in 2015 to $15.284 million in 2016, a 5% increase.

•                  Credit quality remains strong with a Texas Ratio of 9.13% compared to 15.76% one year ago, and nonperforming assets of $6.813 million, or .76% of total assets, compared with $12.044 million, or 1.64% of total assets, for the same period 2015.

•                  Healthy new loan production of $125 million through June 2016 compared to $115 million through June 2015.

Loans and Nonperforming Assets

Total loans at June 30, 2016 were $725.635 million, a $110.388 million increase from $615.247 million at June 30, 2015, of which approximately $84.0 million is attributable to the Eagle River acquisition. In addition to the forementioned balance sheet totals, the Corporation services $225.746 million of sold mortgage loans and $50.501 million of sold SBA and USDA loans. Total loans under management now total $1.002 billion.

New loan production totaled $124.9 million, with the Upper Peninsula contributing $73.8 million, the Northern Lower Peninsula $24.9 million, Southeast Michigan $24.2 million, Wisconsin $2.0 million and the asset based lending division (“ABL”) $5.1 million.  Commercial loan production accounted for $74.3 million of the total, with consumer loans, primarily 1-4 family mortgages, totaling $50.6 million, inclusive of $31.9 million of secondary market origination. Commenting on new loan production and overall lending activities, Kelly W. George, President and CEO of mBank stated, “We are pleased with our solid loan production thus far in 2016. Given the competition among financial institutions for good loan opportunities, we like the results from the first two quarters and the way we have positioned ourselves entering the latter part of the summer, historically a very busy time of the year for loan activity at the bank.  We are particularly pleased with the continued uptick in our secondary market mortgage-lending sector, which has seen an increase of 42% year over year with strong momentum. This increase has offset some the sluggish originations of our SBA and ABL during the first six months of 2016.  These opportunities have lagged due to the continued compressed interest rates and credit cycle which has resulted in more lenders doing these types of loans on a conventional basis. We do have some larger SBA loans in the pipeline approved, which we hope to close and sell off the guarantees in the second half of the year to enhance non-interest income.”

Nonperforming loans totaled $3.321 million, or .46% of total loans at June 30, 2016 compared to $9.652 million, or 1.57 % of total loans at June 30, 2015.  Total loan delinquencies greater than 30 days resided at a nominal .85%, or $6.169 million. George, commenting on credit quality stated, “Our continued diligence on all aspects of credit administration has allowed us to maintain comparatively low non-performing assets and delinquencies. While many lenders remain aggressive in this environment, we continue to adhere to our underwriting standards, which have proven successful in maintaining our solid asset quality metrics and portfolio performance, while still generating very good loan production.  We also believe that entering into the Wisconsin market helps spread risk and further diversify our loan mix and are confident that our purchase accounting marks on the loans acquired in the Eagle River transaction will prove as accurate as our Peninsula acquisition accounting marks, resulting in accretive impacts.”

Margin / Deposit Analysis

Net interest income for the first six months of 2016 increased to $15.284 million, a 4.25% net interest margin compared to $14.520 million, or 4.35%, in 2015.  Total deposits of $738.363 million June 30, 2016 included approximately $104 million in deposits acquired with the Eagle River acquisition. The growth of deposits was approximately $149 million from 2015 period end.  George, commenting on core deposits and overall liquidity, stated “The Corporation maintains a strong liquidity position to fund operations and loan growth. We will remain committed to our core banking philosophy, which emphasizes funding loan growth with core deposits to build long-term franchise value and help grow the economic bases in our local communities. We also expect further core deposit growth in our new Wisconsin markets.  We will remain prudent in our overall liability pricing and funding strategies to maximize our margin without taking unnecessary longer-term interest rate risk on either side of the balance sheet. In total, we remain well positioned for a rising interest rate scenario with our current balance sheet structure.”

Noninterest Income/Expense

Noninterest income, at $1.523 million, was $.397 million lower than the June 30, 2015 level of $1.974 million.  Noninterest income decreased primarily because of a reduced level of fees from sales on SBA loans, along with less income from the service retained mortgage portfolio. Noninterest expense, at $15.091 million, included $2.516 million of transaction related expenses. Excluding these charges, noninterest expense totaled $12.578 million, compared to $11.456 million in 2015. The largest increase from 2015 was in salaries and benefits primarily related to the acquisition of Eagle River and some increased governance and infrastructure costs to ensure prudent risk management and operational efficiencies throughout the Corporation. Management continues to monitor and maintain its focus on cost control as it manages a growing company in all aspects, including the near term pending First National Bank of Niagara acquisition.

Assets and Capital

Total assets of the Corporation at June 30, 2016 were $892.328 million, up $156.990 million from the $735.338 million of total assets at June 30, 2016. The Corporation’s internal growth (exclusive of the Eagle River acquisition) since June 30, 2015 amounted to approximately $31 million, or 4%. Total common shareholders’ equity at June 30, 2016 was $77.081 million, or $12.37 per share, compared to $75.746 million, or $12.15 per share at June 30, 2015.  Consolidated Tier 1 Capital resides at 8.76% (well capitalized) and Total Capital at 9.39% (adequately capitalized).  Bank Tier 1 Capital is 11.65% (well capitalized) and Total Capital at 12.28% (well capitalized).

In closure, Mr. Tobias stated, “Over the last 24 months we have found three acquisitions that will be accretive to earnings per share and shareholder value.  These transactions create some noise in the form of transaction expenses.  We are confident that our synergies, cost savings and revenue growth in new markets will be well worth the expenses incurred.  Our growing earnings run rate will become more clear as the year progresses.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $890 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 20 branch locations; thirteen in the Upper Peninsula, three in the Northern Lower Peninsula, one in Oakland County, Michigan and three in Northern Wisconsin.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” “view,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Period Ending	Year Ending	Period Ending
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2016	2015	2015
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$892,328	$739,269	$735,338
Loans	725,635	618,394	615,247
Investment securities	71,114	53,728	60,561
Deposits	738,363	610,323	588,821
Borrowings	70,604	45,754	64,483
Shareholders’ equity	77,081	76,602	75,746

Selected Statements of Income Data (six months and year ended):
Net interest income	$15,284	$29,120	$14,520
Income before taxes	1,566	7,929	4,533
Net income	1,007	5,596	2,985
Income per common share - Basic	.16	.90	.48
Income per common share - Diluted	.16	.89	.48
Weighted average shares outstanding	6,220,906	6,247,416	6,250,984
Weighted average shares outstanding- Diluted	6,241,367	6,278,817	6,278,498

Three Months Ended:
Net interest income	$7,996	$7,365	$7,000
Income before taxes	(151)	1,852	2,450
Net income	(125)	1,593	1,614
Income per common share - Basic	(.02)	.26	.26
Income per common share - Diluted	(.02)	.26	.26
Weighted average shares outstanding	6,227,730	6,225,614	6,245,553
Weighted average shares outstanding- Diluted	6,256,386	6,257,180	6,288,147

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.25%	4.30%	4.35%
Return on average assets	.26	.76	.82
Return on average equity	2.58	7.41	8.03

Average total assets	$785,881	$738,688	$735,225
Average total shareholders’ equity	78,383	75,545	74,965
Average loans to average deposits ratio	101.68%	100.52%	100.99%

Common Share Data at end of period:
Market price per common share	$11.01	$11.49	$10.53
Book value per common share	12.38	12.32	12.15
Tangible book value per share	11.23	11.54	11.35
Dividends paid per share, annualized	.40	.400	.30
Common shares outstanding	6,226,246	6,217,620	6,236,250

Other Data at end of period:
Allowance for loan losses	$4,733	$5,004	$5,600
Non-performing assets	$6,813	$4,863	$12,044
Allowance for loan losses to total loans	.65%	.81%	.91%
Non-performing assets to total assets	.76%	.66%	1.64%
Texas ratio	9.13%	6.34%	15.76%

Number of:
Branch locations	20	17	17
FTE Employees	209	173	168

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	June 30,
	2016	2015	2015
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$40,226	$25,005	$16,658
Federal funds sold	9	3	3
Cash and cash equivalents	40,235	25,008	16,661

Interest-bearing deposits in other financial institutions	7,184	5,089	5,338
Securities available for sale	71,114	53,728	60,561
Federal Home Loan Bank stock	2,639	2,169	2,169

Loans:
Commercial	503,508	450,275	447,086
Mortgage	206,007	152,272	150,998
Consumer	16,120	15,847	17,163
Total Loans	725,635	618,394	615,247
Allowance for loan losses	(4,733)	(5,004)	(5,600)
Net loans	720,902	613,390	609,647

Premises and equipment	14,699	12,524	12,584
Other real estate held for sale	3,492	2,324	2,392
Deferred tax asset	10,147	9,213	10,013
Deposit based intangibles	1,992	1,076	1,136
Goodwill	5,173	3,805	3,805
Other assets	14,751	10,943	11,032

TOTAL ASSETS	$892,328	$739,269	$735,338

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$149,435	$122,775	$108,068
NOW, money market, interest checking	251,140	202,784	198,482
Savings	48,978	30,882	29,921
CDs<$250,000	130,053	124,084	153,532
CDs>$250,000	5,417	8,532	8,781
Brokered	153,340	121,266	90,037
Total deposits	738,363	610,323	588,821

Borrowings	70,604	45,754	49,483
Fed funds purchased	—	—	15,000
Other liabilities	6,280	6,590	6,288
Total liabilities	815,247	662,667	659,592

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized 500,000 shares, Issued and outstanding - none	—	—	—
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares Issued and outstanding - 6,226,246; 6,217,620; and 6,239,250 shares respectively	61,283	61,133	61,461
Retained earnings	14,982	15,221	13,851
Accumulated other comprehensive income
Unrealized gains on available for sale securities	865	297	483
Minimum pension liability	(49)	(49)	(49)

Total shareholders’ equity	77,081	76,602	75,746

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$892,328	$739,269	$735,338

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$8,684	$7,742	$16,644	$15,967
Tax-exempt	13	3	15	6
Interest on securities:
Taxable	304	261	566	563
Tax-exempt	26	53	57	94
Other interest income	66	40	121	102
Total interest income	9,093	8,099	17,403	16,732

INTEREST EXPENSE:
Deposits	771	801	1,540	1,624
Borrowings	326	298	579	588
Total interest expense	1,097	1,099	2,119	2,212

Net interest income	7,996	7,000	15,284	14,520
Provision for loan losses	150	200	150	505
Net interest income after provision for loan losses	7,846	6,800	15,134	14,015

OTHER INCOME:
Deposit service fees	248	244	464	428
Income from loans sold on the secondary market	339	282	606	449
SBA/USDA loan sale gains	166	282	166	400
Mortgage servicing income	(8)	199	(62)	230
Net security gains	12	259	109	269
Other	139	84	240	198
Total other income	896	1,350	1,523	1,974

OTHER EXPENSE:
Salaries and employee benefits	3,519	2,916	6,906	5,963
Occupancy	640	626	1,280	1,202
Furniture and equipment	425	390	808	789
Data processing	333	359	678	714
Advertising	181	120	337	246
Professional service fees	257	279	498	580
Loan and deposit	155	125	282	263
Writedowns and losses on other real estate held for sale	(14)	20	2	37
FDIC insurance assessment	117	140	225	248
Telephone	122	106	234	238
Transaction related expenses	2,449	—	2,516	—
Other	709	619	1,325	1,176
Total other expenses	8,893	5,700	15,091	11,456

Income before provision for income taxes	(151)	2,450	1,566	4,533
Provision for income taxes	(26)	836	559	1,548

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	(125)	1,614	1,007	2,985

INCOME PER COMMON SHARE:
Basic	$(.02)	$.26	$.16	$.48
Diluted	$(.02)	$.26	$.16	$.48

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	June 30,	December 31,	June 30,
	2016	2015	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$111,523	$102,620	$102,380
Hospitality and tourism	48,295	41,300	42,391
Lessors of residential buildings	26,662	25,930	22,419
Gasoline stations and convenience stores	20,582	21,647	14,601
Commercial construction	18,576	15,330	19,868
Real estate agents and managers	16,655	11,225	9,533
Other	261,215	232,223	235,894
Total Commercial Loans	503,508	450,275	447,086

1-4 family residential real estate	194,167	140,502	142,276
Consumer	16,120	15,847	17,163
Consumer construction	11,840	11,770	8,722

Total Loans	$725,635	$618,394	$615,247

Credit Quality (at end of period):

	June 30,	December 31,	June 30,
	2016	2015	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$3,177	$2,353	$8,690
Loans past due 90 days or more		32	140
Restructured loans	144	154	822
Total nonperforming loans	3,321	2,539	9,652
Other real estate owned	3,492	2,324	2,392
Total nonperforming assets	$6,813	$4,863	$12,044
Nonperforming loans as a % of loans	.46%	.41%	1.57%
Nonperforming assets as a % of assets	.76%	.66%	1.64%
Reserve for Loan Losses:
At period end	$4,733	$5,004	$5,600
As a % of average loans	.73%	.83%	.93%
As a % of nonperforming loans	142.52%	197.09%	58.02%
As a % of nonaccrual loans	148.98%	212.66%	64.44%
Texas Ratio	9.13%	6.34%	15.76%

Charge-off Information (year to date):
Average loans	$652,573	$602,904	$603,711
Net charge-offs (recoveries)	$421	$1,340	$44
Charge-offs as a % of average loans, annualized	.13%	.22%	.01%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30, 2015
	2016	2016	2015	2015	2015
BALANCE SHEET (Dollars in thousands)

Total loans	$725,635	$618,625	$618,394	$619,906	$615,247
Allowance for loan losses	(4,733)	(4,824)	(5,004)	(5,779)	(5,600)
Total loans, net	720,902	613,801	613,390	614,127	609,647
Total assets	892,328	732,932	739,269	754,972	735,338
Core deposits	579,606	473,761	480,525	509,466	490,003
Noncore deposits	158,757	119,217	129,798	112,868	98,818
Total deposits	738,363	592,978	610,323	622,334	588,821
Total borrowings	70,604	56,454	45,754	49,593	64,483
Total shareholders’ equity	77,081	77,395	76,602	76,091	75,746
Total tangible equity	69,916	72,544	71,721	71,180	70,805
Total shares outstanding	6,226,246	6,231,246	6,217,620	6,249,595	6,236,250
Weighted average shares outstanding	6,227,730	6,214,083	6,225,614	6,247,416	6,245,553

AVERAGE BALANCES (Dollars in thousands)

Assets	$834,674	$737,088	$733,035	$751,153	$732,979
Loans	689,462	615,684	613,846	614,315	607,330
Deposits	679,183	604,363	602,857	624,528	594,266
Equity	79,481	77,284	75,871	76,362	75,564

INCOME STATEMENT (Dollars in thousands)

Net interest income	$7,996	$7,288	$7,365	$7,235	$7,000
Provision for loan losses	150	—	349	350	200
Net interest income after provision	7,846	7,288	7,016	6,885	6,800
Total noninterest income	896	627	1,142	773	1,350
Total noninterest expense	8,893	6,198	6,306	6,114	5,700
Income before taxes	(151)	1,717	1,852	1,544	2,450
Provision for income taxes	(26)	585	259	526	836
Net income available to common shareholders	$(125)	$1,132	$1,593	$1,018	$1,614
Income pre-tax, pre-provision	$(1)	$1,717	$2,201	$1,894	$2,650

PER SHARE DATA

Earnings	$(.02)	$.18	$.26	$.16	$.26
Book value per common share	12.38	12.42	12.32	12.18	12.15
Tangible book value per share	11.23	11.64	11.54	11.39	11.35
Market value, closing price	11.01	10.25	11.49	10.10	10.53
Dividends per share	.100	.100	.100	.100	.075

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.46%	.28%	.50%	1.30%	1.57%
Nonperforming assets/total assets	.76	.60	.73	1.37	1.64
Allowance for loan losses/total loans	.65	.78	.81	.93	.91
Allowance for loan losses/nonperforming loans	142.52	280.96	197.09	71.99	58.02
Texas ratio (1)	9.13	5.61	6.34	13.41	15.76

PROFITABILITY RATIOS

Return on average assets	(.06)%	.62%	.86%	.54%	.88%
Return on average equity	(.63)	5.89	8.33	5.28	8.57
Net interest margin	4.19	4.33	4.34	4.18	4.17
Average loans/average deposits	101.51	101.87	101.82	98.36	102.20

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	7.68%	9.55%	9.81%	9.02%	9.14%
Tier 1 capital to risk weighted assets	8.76	10.82	10.23	10.28	10.18
Total capital to risk weighted assets	9.39	11.57	11.94	11.17	11.04
Average equity/average assets (for the quarter)	9.52	10.49	11.19	10.19	10.31
Tangible equity/tangible assets (at quarter end)	7.90	9.96	9.77	9.49	9.68

(1) Texas ratio equals nonperforming assets divided by tangible shareholders’ equity plus allowance for loan losses